Exhibit 10.32

Dated this 7th day of October 2010

Between

ES Cell International Pte Ltd.

BioTime, Inc.

HBL - Hadasit Bio-Holdings Ltd.

Teva Pharmaceutical Industries Ltd.

And

Cell Cure Neurosciences Ltd.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the “Agreement”) is signed on this 7th day of October 2010 subject to the Effective Date (defined below).

BETWEEN

(1)
ES CELL INTERNATIONAL PTE LTD. (Company Registration Number 200005647N), a company incorporated in Singapore and having its registered address at 11 Biopolois Way, #05-06 Helios, Singapore 138667 (“ESI”);

(2)	BIOTIME, INC. a company duly incorporated under the laws of California having its principal place of business at 1301 Harbor Bay Parkway, Suite 100, Alameda, California, 94502, USA (“BioTime”);

(3)	HBL- HADASIT BIO-HOLDINGS LTD. (Company Registration Number 513734590) a company incorporated in Israel and having its registered address at Kiryat Hadassah, Jerusalem, Israel (“HBL”);

(4)	TEVA PHARMACEUTICAL INDUSTRIES LTD. (Company Registration Number 520013954) a company incorporated in Israel and having its registered address at 5 Basel Street, Petach Tikva 49131 Israel (“Teva”);

AND

(5)
CELL CURE NEUROSCIENCES LTD. (Company Registration Number 51-375239-4) a company incorporated in Israel and having its registered address at Kiryat Hadassah, PO Box 12247, Jerusalem 91121, Israel (the “Company”),

each a “Party” and collectively the “Parties”.

WHEREAS:

(A)
ESI, HBL and the Company entered into that certain Shareholders Agreement dated March 22, 2006 as amended on February 28, 2007 and August 30, 2007 (the “SHA”), by which Teva is bound as of December 13, 2007;

(B)	BioTime, HBL and Teva are parties to a Share Purchase Agreement entered into on even date with the Company (“SPA”), whereby such Parties shall be investing additional funds into the Company;

(C)
ESI, HBL, Teva and the Company have agreed to terminate the SHA and to its replacement by this Agreement, which the Parties are entering into to regulate certain of ESI, BioTime, HBL and Teva’s  rights and obligations as shareholders in the Company, and the Company’s obligations with respect thereto, all as more fully set out in this Agreement.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1.	In this Agreement, unless something in the subject or context otherwise requires, the following words or expressions shall have the following meanings:

(a)	“Affiliate” shall have the meaning ascribed to such term in the Articles.

(b)	“Articles” means the Company’s Articles of Association as shall be in effect from time to time;

(c)	“Auditors” means the auditors of the Company from time to time;

(d)	“BioTime Group” means ESI and BioTime;

(e)	“Board” means the board of Directors of the Company;

(f)	“Business” means the business of the Company as described in Clause 2.1 below;

(g)
“Business Budget” in relation to any Financial Year, means a budget in relation to the Business which shall include (i) a projected balance sheet and profit and loss account in respect thereof; (ii) an estimate of working capital requirements in respect thereof; and (iii) an operating budget in respect thereof;

(h)
“Business Plan” in relation to any Financial Year, means a plan for the conduct of the Business for such Financial Year which shall include (i) funding strategies; (ii) market strategies; (iii) research and development objectives; and (iv) staffing requirements;

(i)	“Change of Control” shall have the meaning ascribed to such term in Clause 12.2 below;

(j)	“Directors” means members of the Board as appointed in accordance with sub-Clause 3.1 below;

(k)	“Effective Date” means the day on which the Closing (as defined in the SPA) occurs;

(l)
“Encumber” means creating or allowing to exist or agreeing to create or agreeing to allow to exist any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements;

(m)	“Field” means the development of and exploitation of hES derived neural cells solely for cell replacement therapy of neurodegenerative diseases in a human;

(n)	“Hadasit” means Hadasit Research Services and Development Ltd.

(o)	“Financial Year” means any financial year of twelve (12) calendar months ending 31 December;

(p)	“Operational Report” means a report on the operations of the Business of the Company detailing the progress of Business for the period that such report relates;

(q)	“Scientific Report” means a report on the research and development activities of the Company detailing the progress of research and development activities for the period that such report relates;

(r)	“Shares” means any shares of the Company of any class;

(s)	“Shareholders” means the shareholders of the Company ;

(t)	“Ordinary Shares” has the meaning ascribed thereto in the Articles;

(u)
“Qualified IPO” means an initial underwritten public offering by the Company of its Shares pursuant to an effective registration statement under the US Securities Act of 1933, as amended or any equivalent law of another jurisdiction including the Israeli law (pertaining to public offering at TASE) at a Company valuation of at least US$25,000,000 (Twenty Five Million Dollars);

(v)	“US” means the United States of America;

(w)	“US$” refers to the lawful currency of US;

(x)	“Current Value” means $ 8,000,000;

(y)
“Unqualified IPO” means an initial underwritten public offering by the Company of its Shares pursuant to an effective registration statement under the US Securities Act of 1933, as amended or any equivalent law of another jurisdiction including the Israeli law (pertaining to public offering at TASE) at a Company valuation of less than US$25,000,000 (Twenty Five Million Dollars);

(z)
“Qualified Shareholder” means any person registered in the Company’s register of Shareholders as the owner of at least three percent (3%) or more of the share capital of the Company on an issued and outstanding basis.

1.2.
Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions contemplated by this Agreement and (so far as liability thereunder may exist or  can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

1.3.
References to Recitals, Clauses, sub-Clauses and Schedules are to recitals, clauses and sub-clauses of and schedules to this Agreement, and references to this Agreement shall include the Schedules and appendices.

1.4.	The headings are for convenience only and shall not affect the interpretation hereof.

1.5.
Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

2.	CONDUCT OF BUSINESS & AFFAIRS OF THE COMPANY

2.1.
The Company is currently engaged in the development of cell therapy applications for retinal and neurodegenerative diseases based on cells derived from human embryonic stem cells, with its main target diseases currently being Age Related Macular Degeneration and Parkinson’s Disease (the “Business”).

2.2.
Subject as otherwise required by law or by this Agreement, proceedings of the Company shall be conducted in such a way as to maximise profits available for distribution to the Shareholders to the extent consistent with good business practice and applicable law.

2.3.	The Shareholders and their Affiliates shall deal with the Company and its subsidiaries (if any) on an arm’s length basis.

2.4.
The management and control of the Company shall be exercised in Israel and the Shareholders shall use all reasonable endeavours to ensure that the Company is treated for all purposes, including taxation, as resident in Israel.

2.5.	The Company shall adopt the Financial Year as its financial year for purposes of its Business.

2.6.
The Company shall prepare and submit  a Business Budget and Business Plan for each Financial Year to the Board for approval, at least 30 (thirty) days before the start of each Financial Year and upon such approval being obtained to deliver such documents to each Shareholder.

2.7.
Subject to any modification to any Business Plan and/or Business Budget for any Financial Year in the manner permitted in this Agreement, the Company shall conduct the Business for such Financial Year in accordance with the Business Plan and Business Budget relating to such Financial Year.

3.	THE BOARD AND MANAGEMENT OF THE COMPANY

3.1.	The Board shall comprise of up to seven (7) Directors, who shall be nominated as follows:

(a)	The BioTime Group shall have the right to appoint up to four (4) Directors and to remove and replace such Directors appointed by the BioTime Group (each, a “BioTime Director”); and

(b)	HBL shall have the right to appoint up to two (2) Directors and to remove and replace such Directors appointed by HBL (each, a “HBL Director”).

(c)	Teva shall have the right to appoint to one (1) Director and to remove and replace such Director appointed by Teva (the “Teva Director”).

3.2.
A Director appointed by one of the Parties pursuant to Clause 3.1 above who is not an employee or a consultant to a Shareholder or any of its Affiliates (an “External Director”) shall  be entitled to such remuneration out of the funds of the Company for his/her services as Directors as the Board may decide in its absolute discretion.

3.3.
Save that every Director shall be entitled to be reimbursed by the Company for his/her reasonable travel (being business class travel on an airline carrier of such Director’s choice), hotel and other expenses related to his/her participation in meetings of the Board and in fulfilling his/her office as a Director, against presentation of the appropriate receipts and invoices, no Director shall, save to the extent permitted in Clause 3.2 above, receive any remuneration from the Company.

3.4.	The Chairman of the Board shall be a BioTime Director.

3.5.	The Chairman of the Board shall not be entitled to a second or casting vote either in general meeting of the Company or at any meeting of the Board.

3.6.	The management team of the Company shall comprise of

(a)	a Chief Scientific Officer (“CSO”) who shall be Prof. Benjamin Reubinoff or such other person agreed to by the Board (“Prof. Reubinoff”); and

(b)	a Chief Executive Officer, who shall be Dr. Charles Irving or such other person approved by the Board.

3.7.
For as long as Hadasit provides services to the Company and/or holds unexercised options to acquire Shares, Hadasit shall be entitled to appoint, replace and dismiss one observer on its behalf who shall be invited to and shall have the right to attend all meetings (including meetings held by any means of communication) of the Board of Directors and to receive any data and information provided to the members of the Board of Directors and a copy of any written resolution adopted by the Board of Directors without convening, to the extent that such disclosure shall not be deemed by the Board of Directors, in its sole and reasonable discretion, to be detrimental to the Company.

For as long as he continues to serve as CSO of the Company, Prof. Reubinoff shall be invited and permitted to attend Board meetings as an observer (including meetings held by any means of communication) and to receive any data and information provided to the members of the Board and a copy of any written resolution adopted by the Board without convening, to the extent that such disclosure shall not be deemed by the Board, in its sole and reasonable discretion, to be detrimental to the Company.

For the avoidance of doubt, Teva shall have no further right to appoint an observer to the Board.

4.	PROCEEDINGS OF DIRECTORS

4.1.	The Board shall meet as necessary to discharge its duties but in any case no less frequently than once every calendar quarter, unless decided otherwise by the Board.

4.2.
At least seventy-two (72) hours’ notice in writing of each Board meeting shall be given to each Director (wherever he/she may be) unless in any particular case a majority of the Directors (including an HBL Director) otherwise agree.

4.3.
Unless required by law, the Articles or this Agreement, all Board resolutions shall be adopted by a simple majority of those Directors present and voting, provided that a quorum is present. The quorum at meetings of the Board shall be a majority of the number of directors then appointed in accordance with Clause 3.1 (including an HBL Director). If within half an hour from the time appointed for the meeting a quorum is not present, the Board meeting shall stand adjourned to the day falling fourteen (14) days at the same time and place or to such other day and at such other time and place as the Chairman of the Board may determine and the Directors shall be notified in writing accordingly. If at such adjourned meeting, there is no quorum as prescribed, any three (3) Directors present shall constitute the quorum.

4.4.
The notice shall be accompanied by an agenda of all the business to be transacted at the meeting.  Any matter not on the agenda may not be raised at the meeting unless all the Directors agree in writing.

4.5.

(a)
A resolution in writing, which is signed or approved by all the Directors entitled to receive notice of a meeting of Directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly called and constituted; and

(b)	such resolution may be contained in one document or in several documents in like form, each signed or approved by one or more of the Directors concerned.

For the purposes of this sub-Clause 4.5, the approval of a Director or alternate Director may be given by letter, fax or e-mail.

4.6.	A meeting of the Directors may consist of a conference between Directors some or all of whom are in different places provided that each Director who participates is able:

(a)	to hear each of the other participating Directors addressing the meeting; and

(b)	if he so wishes, to address all of the other participating Directors simultaneously,

whether directly, by conference telephone or by any other form of communications equipment (whether or not in use when this Agreement was executed) or by a combination of those methods, provided that the Company shall coordinate and provide a call-in number or other means of communication at every meeting of the Directors.

4.7.	For purposes of sub-Clause 4.6 above,

(a)	a quorum is deemed to be present if the conditions are satisfied in respect of at least the number of Directors required to form a quorum;

(b)
a meeting is deemed to take place at the place where the largest group of participating Directors is assembled or, if no such group is readily identifiable, at the place from where the chairman of the meeting participates.

5.	PROCEEDINGS AT GENERAL MEETING

5.1.	Subject to the provisions of the Articles, a general meeting of the Company shall be called by not less than fourteen (14) days notice in writing.

5.2.
Unless required by law, the Articles, or this Agreement, all Shareholders’ resolutions shall be adopted by a simple majority of the Ordinary Shares present in person or proxy and voting, provided that a quorum is present, and for purposes thereof, voting power of Shareholders shall derive from the Ordinary Shares held by each Shareholder.

5.3.
Notwithstanding anything in the Articles to the contrary, no business shall be transacted at any general meeting of the Company unless a quorum of Shareholders is present at the time when the meeting proceeds to business and a quorum shall comprise of Shareholders holding a seventy five percent (75%) majority of the issued and outstanding Shares.

5.4.
If a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the following week, at the same time and place, unless provided otherwise in the notice, or at such time and place as the Directors may determine.  If at such adjourned meeting, there is no quorum as prescribed above in Section 5.3 above, then either (i) Shareholders holding a majority of the issued and outstanding Shares; or (ii) at least two (2) Shareholders present shall constitute the quorum.

6.	REPORTING; BOOKS AND RECORDS AND ACCOUNTING

6.1.
The Company shall keep proper books, records and accounts (collectively “Accounting Records”) in which full, true and correct entries shall be made of the Company’s transactions, in accordance with Israeli law and generally accepted accounting principles, and such Accounting Records shall show all costs, expenditures, sales, receipts, assets, liabilities, profits and losses of the Company and all other records required to reflect the conduct of the Company’s affairs.

6.2.
The Accounting Records shall be maintained by the Company at its principal business office, and each Shareholder may examine and make copies of any part of the records and books at any reasonable time during normal business hours.

6.3.	The Company shall deliver to the Shareholders:

(a)	within sixty (60) calendar days of the end of a Financial Year,

(i)	the audited financial statements of the Company; and

(ii)	if the Company is the holding company of another corporation, the consolidated audited financial statements of the Company,

for such Financial Year, prepared in accordance with Israeli law and generally accepted accounting principles, and audited in accordance with generally accepted auditing standards as in effect in the United States, and accompanied by notes explaining differences between the financial statements as prepared and generally accepted accounting principles as then in effect in the United States;

(b)	deliver to the Shareholders a Scientific Report for each calendar quarter within twenty-one (21) days of the end of such calendar quarter; and

(c)	deliver to the Shareholders an Operational Report for each calendar quarter within twenty-one (21) days of the end of such calendar quarter; and

(d)
within 21 days after the end of each quarter of each Financial Year, unaudited financial statements of the Company; (and if the Company is the holding company of another corporation, the consolidated unaudited financial statements of the Company) for such quarter, prepared in accordance with Israeli law and generally accepted accounting principles, and accompanied by notes explaining differences between the financial statements as prepared and generally accepted accounting principles as then in effect in the United States.  Such unaudited financial statements shall be reviewed by the Company’s auditors.

The financial statements required to be provided hereunder shall include a balance sheet as at the end of the applicable Financial Year or quarterly period, and statements of income, cash flows, and shareholders’ equity for the applicable Financial Year or quarterly period.

7.	RESERVED MATTERS

7.1.
Notwithstanding anything to the contrary herein, the following actions and resolutions shall not be taken by the Company without first obtaining the consent of (i) at least two (2) directors appointed by the BioTime Group and at least one director appointed by HBL, in the case of an action or resolution of the Board, and (ii) the affirmative vote or written consent of Shares held by the BioTime Group and HBL in the case of an action or resolution of the Shareholders:

(a)	any change in the number of Directors;

(b)	approval of any transaction with a “principal shareholder”, as such term is defined in the Securities Law - 1968 (as amended);

(c)	any amendment to or modification of the Articles;

(d)	any conversion or reclassification or alteration of rights conferred by the registered share capital of the Company;

(e)	a merger and/or acquisition transaction, and

(f)
a sale or other disposition of all or substantially all Company securities, or a grant of an exclusive license to all or substantially all of the Company’s intellectual property, in which the total consideration that Cell Cure or its Shareholders would receive is less than US$25,000,000 (Twenty Five Million US Dollars).

7.2.	Notwithstanding any provisions of this Agreement, the following actions and resolutions shall not be taken by the Company without first obtaining the consent of the BioTime Group and HBL and Teva:

(a)	Any change in the nature of the Business of the Company; and

(b)	The approval of an Unqualified IPO.

8.	DIVIDEND POLICY

Any distribution of dividends by the Company shall be subject to the absolute discretion of the Board and shall be to the extent permitted by law.

9.	FURTHER FUNDING

9.1.	In the event that Board determines that the Company requires additional funding for the Business, the Board may apply, on behalf of the Company, to the Shareholders for additional funding.

9.2.
Such application (“Funding Application”) shall be in writing and supported by a detailed written proposal prepared by the Board setting out the amount of additional funding required and the proposed use of the additional funding.

9.3.
Except as committed in writing by a Shareholder in its absolute discretion, no Shareholder shall be obliged to provide  funding to the Company pursuant to any Funding Application or otherwise, or to procure external financing to the Company or to give any guarantee or indemnity in respect of any of the Company’s liabilities or obligations.

10.	WARRANTIES

10.1.	Each of the Shareholders severally represents and warrants to each other and to the Company that each of the following statements is true and accurate:

(a)	it is a limited liability company or corporation duly organised or incorporated and validly existing under the laws of its country or state of organization or incorporation;

(b)	it has the power to enter into and perform its obligations under this Agreement and each of the other documents referred to in this Agreement to which it is a party;

(c)	it has all necessary consents, licences and approvals in connection with the entry into and performance of its obligations under this Agreement and as a Shareholder;

(d)
its entry into this Agreement and performance of its obligations under this Agreement will not violate or conflict with, or exceed any limit imposed by (i) any law or regulation to which it is subject, (ii) its constitutional documents, or (iii) any other agreement, instrument or undertaking binding upon it; and

(e)	the recitals to this Agreement are true and accurate insofar as they relate to it.

11.	PRE-EMPTIVE RIGHT TO SUBSCRIBE FOR ADDITIONAL NEW SHARES

11.1.
Unless otherwise agreed by all Shareholders, all unissued Shares of the Company (subject to the exceptions set forth in sub-Clause 11.5 below, referred to hereafter as the “New Shares”) shall before issue, be offered for subscription to Shareholders (each offer to a Shareholder being a “Subscription Offer” and all such offers being the “Subscription Offers”).

11.2.
Such Subscription Offer shall be made by notice specifying the number of New Shares (“Subscription Offer Shares”) and the price at which the same are offered and limiting the time (not being less than fourteen (14) days, unless the Shareholders to whom the Subscription Offers are to be made otherwise agree) within which the Subscription Offers may be accepted by each or any Shareholder as to any or all of the Subscription Offer Shares. If the Shareholders in the aggregate accept Subscription Offers for more than the total number of Subscription Offer Shares, then the Subscription Offer Shares shall be allocated among the Shareholders who have accepted Subscription Offers in proportion as nearly as the circumstances will permit to the number of Ordinary Shares then registered in their respective names. If any Shareholder defaults in payment for the Subscription Offer Shares for which such Shareholder accepted a Subscription Offer, those Subscription Offer Shares shall be reoffered, in the manner provided in this Clause 11 for the original offer of Subscription Offer Shares, to the other Shareholders who accepted Subscription Offers and paid in full for their Subscription Offer Shares.

11.3.
Any Subscription Offer Shares not accepted for purchase by the Shareholders within the time(s) prescribed in Clause 11.2 shall be deemed “Declined Subscription Shares” and may be offered for subscription to such non-Shareholders as may be approved by the Company:

(a)
on terms and conditions not more favorable than those comprised in the Subscription Offer for a period not exceeding ninety (90) days from the date when the Declined Subscription Shares are declined or deemed to be declined, as the case may be; and

(b)
subject to such subscriber furnishing an undertaking to observe and perform the provisions and obligations of this Agreement in the form set out in Schedule 1 hereof, and in the absence of such undertaking being furnished, such subscription shall be null and void and such subscriber shall not be recognized by the Company as the holder or owner of the shares subscribed for any purpose (including, without limitation, voting or dividend rights).

11.4.
For the avoidance of doubt, the Company shall not be required to obtain approval of the sale of Declined Subscription Shares to a non-Shareholder from any Shareholder that did not purchase all of its pro rata share of the Subscription Offer Shares in the Subscription Offer from which the Declined Subscription Shares arose.

11.5.
The pre-emptive right to subscribe for additional New Shares hereunder shall not be applicable to, and the term “New Shares” shall not be construed to include: (i) options, warrants or Shares of the Company issued to employees, consultants, officers or directors of the Company; (ii) Shares issued for consideration other than cash, in connection with a Change of Control; (iii) the issuance of bonus Shares distributed to all of the Shareholders on a pro-rata basis and any dividend payable in Shares of the Company; (iv) the issuance of securities in connection with any subdivision, stock split, combination, or any other recapitalization, reclassification or change of the Company’s Shares into a different number of Shares of the same or any other class or classes of stock; or (v) any Shares offered or sold in a Qualified IPO.

12.	TRANSFER OF ORDINARY SHARES, RIGHT OF FIRST REFUSAL, TAG-ALONG RIGHTS

12.1.	Permitted Transfers

(a)	During the term of this Agreement,

(i)	no Shareholder shall Encumber any of its Ordinary Shares; and

(ii)	except as expressly permitted by sub-Clause 12.1(b) below, no Shareholder shall transfer or otherwise dispose (collectively the “Disposal”) of :

(aa)
all or any of its Ordinary Shares, without first offering them for purchase by the Qualified Shareholders at the same offer price and on the same terms for all the Qualified Shareholders in accordance with sub-Clauses 12.1(c) through 12.1(g) below; and

(bb)
all and not part of its Ordinary Shares, without (following the application of Section 12.1(a)(ii)(aa) above) first offering the Qualified Shareholders a right to participate as a seller in such sale, transfer or disposal in respect of the number of Ordinary Shares then registered in their names and at the same offer price and on the same terms for all Qualified Shareholders in accordance with sub-Clauses 12.1(c) through 12.1(g) below.

(b)	Nothing in Clause 12.1(a) above shall prohibit any transfer by any Shareholder of all of its Ordinary Shares to:

(i)	an Affiliate of the Shareholder; or

(ii)	to a person approved in writing by all Qualified Shareholders.

(c)
Save as permitted in sub-Clause 12.1(b) above, any Shareholder who wishes to effect a Disposal (“Offeror”) shall give notice to the Qualified Shareholder(s) (“Offeree Shareholders”) in accordance with sub-Clause 12.1(d) below (“Transaction Notice”).

(d)
The Transaction Notice to each Offeree Shareholder shall specify the terms and conditions of such Disposal, including the total amount of Ordinary Shares of the Offeror that are subject of the Disposal, the number of Ordinary Shares (“Offered Shares”) of the Offeror that is being offered to such Offeree Shareholders for purchase pursuant to sub-Clause 12.1(a)(ii)(aa) above, the offering price and the name of the prospective third party transferee (“Prospective Transferee”).

(e)	The Offeree Shareholders shall have the right, exercisable by giving written notice to the Offeror within thirty (30) days after receipt of the Transaction Notice (the “Acceptance Period”), to either:

(i)	purchase from the Transferor the Offered Shares under the terms described in the Transaction Notice; or

(ii)
if the Disposal falls within the ambit of sub-Clause 12.1(a)(ii)(bb) above, participate in the Disposal (on a pro rata basis according to the ratio of the number of Shares held by each of the Shareholders participating in the Disposal) in respect of the Ordinary Shares held by such Offeree Shareholders under the terms described in the Transaction Notice.

(f)	On the expiry of the Acceptance Period referred to in sub-Clause 12.1(e) above, if any Offeree Shareholder has notified the Offeror that:

(i)
it wishes to purchase the Offered Shares comprised in the Transaction Offer issued to such Offeree Shareholder, such Offeree Shareholder shall be bound to pay the purchase price for, and to accept a transfer of, such Offered Shares and the Offeror shall be bound, on payment of the purchase price, to transfer such Offered Shares to such Offeree Shareholder; or

(ii)
if the Disposal falls within the ambit of sub-Clause 12.1(a)(ii)(bb) above and it wishes to participate in the Disposal, the Offeror shall not sell, transfer or dispose of the Offered Shares unless it:

(aa)
purchases on the same terms as contained in the Transaction Notice the lesser of (A) all the Ordinary Shares of such Offeree Shareholder that the Offerree Shareholder would be allowed to include in the Disposal under sub-Clause 12.1(e)(ii), and (B) the number of Ordinary Shares as the Offerree Shareholder elects to sell, or

(bb)
has procured, on the same terms as contained in the Transaction Notice, the purchase, by the Prospective Transferee, of the lesser of (A) all the Ordinary Shares of such Offeree Shareholder that the Offerree Shareholder would be allowed to include in the Disposal under sub-Clause 12.1(e)(ii), and (B) the number of Ordinary Shares as the Offerree Shareholder elects to sell, and such Offeree Shareholder shall be bound, on payment of the purchase price by the Offeror or the Prospective Transferee (as the case may be) of such Ordinary Shares of such Offeree Shareholder, to transfer such Ordinary Shares to the Offeror or the Prospective Transferee (as the case may be); and

(g)
Each Offeree Shareholder may elect to purchase some or all of the Offered Shares pursuant to sub-Clause 12.1(f)(i), and if the Offeree Shareholders elect in the aggregate to purchase more than the number of Offered Shares, the Offered Shares shall be allocated, on a pro rata basis, among the Offeree Shareholders who elect to purchase Offered Shares, with such allocation made in proportion to the number of Ordinary Shares owned by each of them. If the Offeree Shareholders elect to purchase, in the aggregate, less than the total number of the Offered Shares comprised in the Transaction Notice issued to Offeree Shareholders, then the Offeror shall be entitled to transfer the Offered Shares which are not accepted for purchase by such Offeree Shareholders to the proposed transferee(s) identified in the Transaction Notice within 90 days of the Acceptance, PROVIDED THAT in no event shall the Offeror effect the transfer of the Offered Shares not accepted by the Offeree Shareholders to such proposed transferee(s) on terms more favorable to the proposed transferee(s) than those stated in the Transaction Notice, and PROVIDED FURTHER THAT such Offered Shares not transferred within ninety (90) days after the expiration of the Acceptance Period shall again be subject to the provisions and procedures set out in sub-Clauses 12.1(c) through 12.1(f) above and the foregoing procedures shall be complied with if the Offeror wishes to transfer such offered Ordinary Shares.

12.2.	Drag-Along Rights

Subject to Section 7.1 above, if at any time a Shareholder or Shareholders holding more than (i) seventy percent (70%) of the issued share capital of the Company; or (ii)  fifty percent (50%) of the issued share capital of the Company prior to the expiration of two (2) years from the Effective Date provided that the value of the Company is at least five (5) times the Current Value  (in each such case, “Majority Holders”) transfer (other than pursuant to sub-Clause 12.1(b) above all or part of their Ordinary Shares constituting more than sixty percent (60%) (in the case of (i) above) or fifty percent (50%) (in the case of (ii) above) of the issued and outstanding share capital of the Company, in accordance with sub-Clause 12.1(a) above to an unrelated third party in an arm’s length transaction (a “Change of Control”), such Majority Holders shall be entitled, within thirty (30) days following such transfer, to require the other Shareholders to transfer, and the other Shareholders shall transfer to the transferee, all their Ordinary Shares on the same terms as the sale by the Majority Holders

12.3.	Condition of Transfer

It shall be a condition of any transfer of Ordinary Shares (whether permitted or required) that the transferee thereof, if not already a party to this Agreement, enters into an undertaking to observe and perform the provisions and obligations of this Agreement in the form set out in Schedule 1 hereof and furnishes such undertaking to the Company, and in the absence of such undertaking being furnished, such transfer shall be null and void and such transferee shall not be recognized by the Company as the holder or owner of the Ordinary Shares which are subject of such transfer for any purpose (including, without limitation, voting or dividend rights).

13.	RIGHT OF FIRST LOOK

In the event that the Company is interested in offering to transfer or grant a license or any other similar rights in the Field (“Rights”) in its intellectual property assets or any portion thereof to an unrelated third party (a “Third Party Transaction”), the Company shall first provide written notice to Teva of its interest in offering such Rights (the “Initial Notice”). Teva shall be entitled to advise the Company, by providing written notice to the Company within 60 ( sixty) days from the date of receipt of the Initial Notice (the “Acceptance Period”) as to whether it is interested in such Rights (a “Notice of Interest”). If Teva furnishes to the Company a Notice of Interest, the Company shall favorably consider the grant of the Rights to Teva, and the Company and Teva shall negotiate in good faith an agreement in respect thereto. Should (i) the Company and Teva fail to reach a definitive agreement in respect to the Rights within 120 (one hundred and twenty) days following receipt by Teva of the Notice of Interest or any extended time period agreed between the Company and Teva; or (ii) Teva shall not have furnished the Company with a Notice of Interest within the Acceptance Period; or (iii) Teva advises the Company that it is not interested in the Rights, the Company shall be free to enter into such Third Party Transaction with any third party in respect of the Rights on any terms and conditions whatsoever as may be agreed upon between the Company and such third party, provided they are no more favorable to the third party than those offered by Teva  during the aforesaid good faith negotiations. For the avoidance of doubt, nothing in this Clause 13 shall be construed as an obligation on the part of the Company to enter into any agreement with Teva.

13(A)	ADDITIONAL UNDERSTANDINGS BETWEEN THE COMPANY AND BIOTIME

In the event that the Company wishes to acquire a license or sublicense from BioTime or from any BioTime Affiliate under the patent applications described in Schedule 2 hereof,  or under the patents and technology described in the license or sublicense agreements referenced in Schedule 2, BioTime hereby agrees (and procures that any BioTime Affiliate will agree) to grant the Company such license or sublicense against payment by the Company to BioTime or to BioTime’s designated Affiliate of a license fee in the amount of US$2,500,000 (Two and a Half Million US Dollars) and BioTime shall have the right to purchase, against payment to the Company of the sum of US$2,500,000 (Two and a Half Million US Dollars), such number of the Company’s Ordinary Shares (or any other class of the Company’s share capital into which the Ordinary Shares may be converted, exchanged, or reclassified in any conversion, exchange, reclassification or recapitalization event of the Ordinary Shares) constituting, upon issuance, approximately 14.60% (fourteen point sixty percent) of the issued and outstanding share capital of the Company.

For illustration purposes, the Company’s Current Value, immediately prior to the consummation of the investment envisaged in the SPA, is $8,000,000 (Eight Million US Dollars) and ESI’s shareholding in the Company on such corresponding date constitutes approximately 49.41% (forty nine point forty one percent) of the Company’s issued and outstanding share capital. Immediately following the investment of $7,100,000 (Seven Million One Hundred Thousand US Dollars) pursuant to the SPA, the Company will have an agreed valuation of $15,100,000 (Fifteen Million One Hundred Thousand US Dollars) and BioTime and ESI’s combined shareholding in the Company will constitute approximately 53.59% (fifty three point fifty nine percent) of the Company’s issued and outstanding share capital. If BioTime were to invest an additional $2,500,000 (Two and a Half Million US Dollars), as contemplated above, the new valuation of the Company would be $17,600,000 (Seventeen Million Six Hundred Thousand US Dollars), and BioTime and ESI’s combined shareholding in the Company would constitute approximately 60.36% (sixty point thirty six percent) of the Company’s issued and outstanding share capital.

14.	CONFIDENTIALITY
14.1.
For the purposes of this Clause 14, Confidential Information means all information of a confidential nature disclosed by whatever means by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) relating to such Disclosing Party and/or the provisions and subject matter of this Agreement.

14.2.
Save as permitted under sub-Clauses14.3 to 14.5 below, each Receiving Party undertakes to keep the Confidential Information confidential and not disclose it to any person, and Clause 14 shall continue to bind the Parties notwithstanding termination or expiry of this Agreement or transfer of a Party’s Shares.

14.3.	Clause 14.2 above shall not apply to the disclosure of Confidential Information if and to the extent:

(a)
required in or in connection with legal proceedings arising out of this Agreement or to any relevant planning authority, government or quasi-government department or agency, bank or financial institution and any securities exchange or regulatory agency, as may be necessary relating to or in connection with the Company or the Party making such disclosure or as may be required by law, government regulation or by any relevant regulatory authority;

(b)
subject to requirements of disclosure under applicable law, regulation or order of relevant regulatory authority or court, the disclosure of a general summary of financial details of this Agreement solely for the purpose of consummation of an offering of securities by Teva, HBL, BioTime, or ESI, or a merger or consolidation of any Party with a third party, or any sale of ESI shares or other securities by BioTime, and the Disclosing Party shall provide the other Parties with a copy of any such general summary in sufficient time to allow them to comment thereon;

(c)	that such information is in the public domain other than through breach of this Clause 14;

(d)	that such information was already known to the recipient, without restriction, at the time of disclosure, as demonstrated by written evidence;

(e)	that such information was independently developed by the recipient without any use of the information, as demonstrated by written evidence; or

(f)	that such information was lawfully received by the Receiving Party, without restriction, from a third party that is under no obligation of confidentiality to the Disclosing Party.

provided that in the case of paragraphs (a) and (b), the Receiving Party will to the extent reasonably practicable and permitted by such law or body promptly notify the Disclosing Party and co-operate with the Disclosing Party regarding the timing and content of such disclosure.

14.4.
The Receiving Party may disclose Confidential Information to advisers provided it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it uses all reasonable endeavors to ensure that such recipient complies with those obligations as if it was a party to this Agreement.

14.5.
A Party may disclose Confidential Information relating to the Company (but not relating to any other Party) to a potential purchaser to whom it is or may, subject to compliance with the transfer provisions in both this Agreement and in the Articles become entitled to sell its Shares in accordance with the provisions of this Agreement, provided that before any Confidential Information is disclosed, the potential purchaser shall have entered into appropriate confidentiality undertakings in a form reasonably satisfactory to the Company.

15.	DURATION

This Agreement shall commence on and subject to the Effective Date  and shall continue unless terminated by the written agreement of the Parties to it, but a Shareholder will cease to have any further rights or obligations under this Agreement on ceasing to hold any Shares except in relation to Clauses 14 and 23, and provided that this Clause 15 shall not affect any of the rights or liabilities of any Parties in connection with any breach of this Agreement which may have occurred before that Shareholder ceased to hold any Shares.

16.	COMMUNICATIONS

16.1.	Each communication under this Agreement shall be made in writing in the English language.

16.2.
All notices or other communications hereunder shall be in writing and shall be given in person, by air delivery service, by registered mail (registered international air mail if mailed internationally) postage prepaid, or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth Clause 16.3 below or such other address as any Party may designate to the other in accordance with the aforesaid procedure:

16.3.	The addresses and facsimile numbers of the Parties for the purpose of this Agreement are:

(a)	If to the Company:
Cell Cure Neurosciences Ltd.
Kiryat Hadassah, PO Box 12247
Jerusalem 91121, Israel
Fax: 972.2.643.7712
Attn: Dr. Charles Irving, CEO

With a copy to: (which will not constitute notice) to:
Baratz & Co.
1 Azrieli Center
Round Tower, 18th Floor
Tel Aviv 67021, Israel
Fax: 972.3.607.3778
     Attn:  Yael Baratz, Adv.

(b)	If to ESI:
ES Cell International Pte Ltd.
11 Biopolois Way
#05-06 Helios
Singapore 138667
Fax: 510.521.3389
Attn: Michael D. West, Director

With a copy to: (which will not constitute notice) to:
Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd
Corte Madera, California 94925
Fax: 415. 927.5210
Attn: Richard S. Soroko, Esq.

(c)	If to BioTime:
            BioTime, Inc.
1301 Harbor Bay Parkway,
Suite 100
Alameda, California 94502
USA
Fax: 510.521.3389
            Attn: Dr. Michael D. West, CEO

With a copy to: (which will not constitute notice) to:
Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd
Corte Madera, California 94925
Fax: 415. 927.5210
Attn: Richard S. Soroko, Esq.

(d)	If to HBL:
HBL - Hadasit Bio-Holdings Ltd.
c/o Hadasit Medical Research Services and Development Ltd.
Kiryat Hadassah
POB 12000
Jerusalem 91120, Israel
Fax: 972.2.643.7712
Attn: Ophir Shahaf, CEO

With a copy (which will not constitute notice) to:
Ephraim Abramson & Co.
2 Beitar Street
Third Floor
Jerusalem 93386 Israel
Fax: +972-2-565-4001
Attn: Harry Grynberg, Adv. and Ami Hordes, Adv.

(e)	If to Teva:
Teva Pharmaceutical Industries Ltd.
5 Basel Street
Petach Tikva 49131
Israel
Fax: 972.3.926.7581
Attn: Aharon Schwartz, VP Strategic Business Planning and New Ventures
Fax: 972.3.926.7429
Attn: General Counsel
With a copy (which will not constitute notice) to:
Teva Pharmaceutical Industries Ltd.
5 Basel Street
Petach Tikva 49131
Israel
Fax:  972.3.926.7429
Attn: General Counsel, Legal Department

16.4.
All notices and other communications delivered in person or by courier or air delivery service shall be deemed to have been delivered as of actual delivery thereof, those given by facsimile transmission shall be deemed delivered on the following day after transmission with confirmed transmission thereof, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given seven (7) days after posting.

16.5.	The Parties agree that communications from either ESI or BioTime shall be deemed to have been provided on behalf of the BioTime Group, for purposes of this Agreement.

16.6.	The Parties agree that the provisions of this Clause 16 shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

17.	RELEASE AND INDULGENCE

Any liability or obligation to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by the Party to whom such liability or obligation is owed, in the absolute discretion of the Party to whom such liability or obligation is owed, without in any way prejudicing or affecting their rights against any other Party under the same or a like liability or obligation, whether joint and several or otherwise.

18.	ASSIGNABILITY

Save where this Agreement provides otherwise, this Agreement shall be binding upon and inure for the benefit of the successors of the Parties but shall not be assignable except in conjunction with (a) a sale or other transfer of a Party’s Ordinary Shares permitted under this Agreement or (b) a merger or consolidation of a Party with another company or business entity.

19.	SEVERABILITY

Each of the provisions or Clauses of this Agreement is severable and distinct from the others and if any time one or more of such provisions or Clauses is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or Clauses hereof shall not in any way be affected or impaired thereby.

20.	ENTIRE AGREEMENT

The Agreement contains the entire agreement between the Parties relating to the subject matter provided for herein and supersedes any previous agreements between the Parties relating to such subject matter, including, without limitation, the SHA. For the avoidance of doubt, termination of the SHA shall not affect any rights or obligations that previously accrued thereunder.

21.	EXECUTION IN COUNTERPARTS

This Agreement may be signed in any number of counterparts, and all counterparts of each such agreement taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission or by electronic mail in PDF format and shall be as valid and effectual as if executed as an original.

22.	GENERAL

22.1.
No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such party of the right to pursue any other available remedies.

22.2.
Time wherever mentioned shall be of the essence of this Agreement both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between the Parties be substituted for them.

22.3.
Each of the Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby, and without prejudice to the generality of the foregoing,

(a)
the Shareholders undertake to each other to execute all such deeds, documents, instruments, and assurances, and to perform all such acts and to exercise all powers and rights available to them, including the convening of all meetings and the giving of all waivers and consents and passing of all resolutions reasonably required to give effect to the terms of this Agreement; and

(b)
the Shareholders agree, as between themselves, that, if any provisions of the Articles at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail, and the Shareholders shall exercise all powers and rights available to them to procure the amendment of the Articles to the extent necessary to permit the Company and its affairs to be regulated as provided in this Agreement.

22.4.	Nothing in this Agreement shall be deemed to constitute a partnership between any of the Parties nor constitute any Party the agent of any other Party for any purpose.

22.5.
Any amendment or modification of this Agreement shall only be effective if set out in writing and signed by or on behalf of all of the Parties; provided, however, that any Party may, by a written instrument signed by such Party, waive, in whole or in part, any of its rights or remedies under this Agreement.

23.	GOVERNING LAW AND JURISDICTION

23.1.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel.

23.2.
Any dispute or difference arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by a single arbitrator who shall be appointed by agreement of the Parties.

In the absence of such agreement within seven (7) days of the date of request by a Party to appoint an arbitrator, then the arbitrator shall be appointed by the Head of the Israeli Bar Association. The arbitration proceedings shall be conducted in the English language. Neither Party shall be precluded from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

The arbitrator shall have the power to award the costs of the arbitration and the prevailing party’s attorneys’ fees and costs. The arbitrator’s award shall be final, binding and not subject to appeal, and based on a reasoned written opinion to be delivered to the Parties. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction of the party adversely affected by the award. The provisions of this Clause constitute an arbitration agreement among the Parties within the meaning of the Israeli Arbitration Law - 1968.

[signature page follows]

Signature Page
Amended and Restated Shareholders Agreement

IN  WITNESS  WHEREOF  the  Parties  have  executed  this  Agreement  as  of  the  date  first  above  written.

CELL CURE NEUROSCIENCES LTD.

Name:
Title:

ES CELL INTERNATIONAL PTE LTD.

Name:
Title:

BIOTIME, INC.

Name:
Title:

HBL- HADASIT BIO-HOLDINGS LTD.

Name:
Title:

TEVA PHARMACEUTICAL INDUSTRIES LTD.

Name:
Title:

Name:
Title:

SCHEDULE 1

FORM OF UNDERTAKING

 THIS DEED is made on [                         ]

BETWEEN:

(1)	[ ] of [ ] (the “New Shareholder”);

(2)	[ ] (collectively, the “Continuing Shareholders”]

(3)	Cell Cure Neurosciences Ltd. (the “Company”)

WHEREAS:

(A)	The Continuing Shareholders and the Company are parties to an Amended and Restated Shareholders Agreement dated 7 October 2010 (the “Agreement”).

(B)	The New Shareholder proposes to purchase [ ] Ordinary Shares of the Company from the Company/[insert name of transferring shareholder] (the “Original Shareholder”).

(C)	This Deed is made by the New Shareholder in compliance with sub-Clause 11.3(b) /sub-Clause 12.3 of the Agreement.

THIS DEED WITNESSES as follows:

1.	The New Shareholder confirms that it has been supplied with a copy of the Agreement.

2.
The New Shareholder shall purchase from the Company/Original Shareholder [              ] Ordinary Shares of the Company at a purchase price of [                      ] per share and agrees to hold the shares subject to the Articles of the Company.

3.
The New Shareholder undertakes to the Continuing Shareholders to be bound by the Agreement in all respects as if the New Shareholder was a party to the Agreement and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a Shareholder under the Agreement insofar as they fall to be observed or performed on or after the date of this Deed.

4.
The Continuing Shareholders undertake to the New Shareholder to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a Shareholder under the Agreement and acknowledges that the New Shareholder shall be entitled to the rights and benefits of the Agreement as if the New Shareholder were named in the Agreement in place of the Original Shareholder with effect from the date of this Deed.

5.
This Deed is made for the benefit of (a) the parties to the Agreement and (b) every other person who after the date of the Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Agreement or adheres to it.

6.	The address and facsimile number of the New Shareholder for the purposes of Clause 16 of the Agreement is as follows: [ ].

7.	This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same deed and any party may enter into this Deed by executing a counterpart.

8.	This Deed is governed by and shall be construed in accordance with Israeli law.

IN WITNESS of which this deed has been executed and has been delivered on the date set forth above.

New Shareholder	Continuing Shareholders
[Insert name of New Shareholder]

By:
Name:	By:
Title:	Name:
Title:

Cell Cure Neurosciences Ltd.

By:
Name:	By:
Title:	Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 2

Technology:	Patent Application
Methods to Accelerate the Isolation of Novel Cell Strains	App. no.:12/504,630
from Pluripotent Stem Cells and Cells Obtained Thereby:	Filed: 7/16/2009

License or Sublicense Agreement:

Exclusive Sublicense Agreement dated August 15, 2008 by and between Advanced Cell Technology, Inc. and Embryome Sciences, Inc.

Exclusive License Agreement dated July 10, 2008 by and between Advanced Cell Technology, Inc. and Embryome Sciences, Inc.

Commercial License and Option Agreement, dated January 3, 2008, as amended, between BioTime, Inc. and Wisconsin Alumni Research Foundation